Exhibit 4.10

Executive Services Agreement

Prima Biomed Limited
ACN 009 237 889

Martin Frederick Rogers

718179_1	McCabe Terrill Lawyers Ply Limited	T +61 2 9261 1211
	ACN 122 850 033	F +61 2 9261 2336
	130 Elizaheth Street (Level 14)	W www.mccabeterrill.com.au
Sydney NSW 2000
GPO Box 235 Sydney NSW 2001
DX 145 Sydney

-i-

Dated

Parties

Prima Biomed Limited ACN 009 237 889
Address:	Suite 1, 1233 High Street, Armadale, VIC, 3143
Facsimile:	+ 61 3 9822 7735
Attention:	The Board of Directors
(Company)

Martin Frederick Rogers
Address:	313 Alison Road, Coogee, NSW, 2034
Facsimile:	N/A
(Executive)

Background

A	The Executive is currently employed by the Company as Chief Executive Officer and is a director of the Company.

B.	The parties have agreed:

(i)	the terms and conditions relating to his employment by the Company prior to the Commencement Date will no longer apply; and

(ii)	the Company will offer new terms and conditions of employment to the Executive,

on the terms set out in this agreement and the Executive has accepted the offer.

1.	Definition and Interpretation

1.1	Definitions

In this agreement, unless the contrary intention appears, the following words have the following meanings:

Term:	Definition:

Board	the board of directors of the Company from time to time.

Business

the business carried on by the Company, being the business of developing a portfolio of biotechnology products related to the therapeutic area of cancer, and such other business as the Company carries on during the course of the Executive’s employment.

Commencement Date	the date specified in Item 1 of Schedule 1.

Confidential Information	all information of which the Executive becomes aware or generates in the course of, or in connection with, his employment with the Company, including:

(a) information belonging to a third party;

(b) customer and supplier lists;

(c) trade secrets;

(d) financial, accounting, marketing and technical information and plans;

(e) strategic plans and projections;

(f) product ingredients, formulae, designs, specifications, ideas, concepts and techniques;

(g) technological processes, technology and equipment; and

(h) any other information that the Executive is given which the Executive is told is confidential, or that a reasonable person would expect from its nature to be confidential,

but excludes information that enters the public domain without any breach of this agreement.

Corporations Act	Corporations Act 2001 (Cth) as varied or replaced from time to time.

Fixed Termination Date	the date specified in Item 4 of Schedule 1.

FW Act	Fair Work Act 2009 (Cth) as varied or replaced from time to time.

Group	the Company and its Subsidiaries and Group Company means any one of them.

Intellectual Property Rights	all intellectual property rights created or otherwise brought into existence by the Executive solely or jointly with others (whether before or after the date of this agreement):

(a) in the course of, in connection with, or arising out of his employment with the Company;

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(b) using, to any extent, Confidential Information or the Group’s property, computer systems or resources,

including any rights in respect of copyright, designs, circuit layouts, trade marks, trade secrets, know-how, patents, inventions and discoveries and all other intellectual property as defined in Article 2 of the convention establishing the World Intellectual Property Organisation.

Moral Rights	(a) the right of integrity of authorship;

(b) the right of attribution of authorship of a work; and

(c) the right not to have authorship of a work falsely attributed,

and any other similar right capable of protection under the laws of any relevant jurisdiction.

Poor Performance	performance which is materially or persistently below the performance which a board of a comparable company would reasonably expect of a person in a comparable role within the industry.

Position	the position specified in Item 2 of Schedule 1 and any other position to which the Executive is appointed in accordance with this agreement.

Remuneration Package

the annual remuneration package to be provided by the Company to the Executive comprising the items set out in clause 5.1, and includes any variations as agreed between the Executive and the Company, or as determined by the Company.

SGA Act	Superannuation Guarantee (Administration) Act 1992 (Cth) as varied or replaced from time to time.

SGC Act	Superannuation Guarantee Charge Act 1992 (Cth) as varied or replaced from time to time.

Subsidiaries	has the meaning given to that term in the Corporations Act.

1.2	Interpretation

In this agreement, unless the context otherwise requires:

(a)	the singular includes the plural and vice versa;

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(b)	another grammatical form of a defined word or expression has a corresponding meaning;

(c)	a reference to a clause, paragraph or schedule is to a clause or paragraph of or schedule to this agreement and a reference to this agreement includes any schedule or annexure;

(d)	a reference to a document or instrument, includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)	a reference to A$, $A, dollar or $ is to Australian currency;

(f)	a reference to time is to New South Wales time;

(g)	a reference to a party to this agreement, and a reference to a party to a document includes the party’s executors, administrators, successors and permitted assigns and substitutes;

(h)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(i)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(j)	the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

(k)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this agreement or any part of it; and

(l)	headings are for ease of reference only and do not affect interpretation.

2.	Appointment and Position

2.1	Employment

The Company employs the Executive in the Position in accordance with this agreement.

2.2	Commencement Date

The Executive’s employment under this agreement commences on the Commencement Date and will continue until terminated in accordance with clause 13.

2.3	Continuation of terms and conditions

If the Executive’s position with the Company changes for any reason, then the terms of this agreement will continue to apply unless expressly varied by the parties in writing.

4.

2.4	Warranties

The Executive warrants that:

(a)	by entering into this agreement and performing his duties under this agreement, he will not be in breach of any agreement with, or obligation owed by him to, any third party; and

(b)	he has disclosed everything to the Company which may be material to the Company’s decision to offer him employment under this agreement.

3.	Duties

3.1	Specific duties

(a)

The Executive must report to the Board and may be directed to perform both duties which are set out in Schedule 2 and such other duties and responsibilities as are assigned to the Executive by the Board from time to time.

(b)	The Executive must:

(i)

perform to the best of his abilities and knowledge the duties assigned to him by the Board from time to time, whether during or outside the Company’s business hours, at such places as the Company requires and for the benefit of whoever the Company directs (including any Group Company or a third party);

(ii)	devote his full time and attention to the business of the Company and the Group;

(iii)	serve the Company and the Group faithfully and diligently to the best of his ability and in accordance with the highest standards of professionalism;

(iv)	use all reasonable efforts to promote the interests of the Company and the Group;

(v)	act in the best interests of the Company and the Group;

(vi)	comply with all lawful directions of the Company;

(vii)	comply with all laws, regulations and guidelines applicable to the Position and the duties assigned to him;

(viii)	maintain professional awareness and continue to develop his skills and knowledge to ensure maintenance of best practice;

(ix)	comply with all Company policies;

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(x)	fully disclose to the Board all material matters relevant to the operations of the Business;

(xi)	attend all meetings of the Board; and

(xii)	notify the Company of any other directorships held by him.

3.2	Restrictions

The Executive must not:

(a)	act in conflict with the best interests of the Company or the Group;

(b)	engage in any conduct which has the potential to undermine the Board or the Company, such as engaging in conduct which might be considered to be misleading;

(c)	compete with the Company or the Group; or

(d)	perform work for any person other than the Group without first obtaining the consent of the Company.

3.3	Authority

The Executive acknowledges that he has no authority to bind, or make representations on behalf of, the Company except as expressly authorised by the Board from time to time.

3.4	Directorship

The Executive acknowledges that the Company may require him to become a director of any Group Company.

4.	Hours of Work

4.1	Full-time

The Executive is employed on a full time basis and is required to work during the Company’s ordinary business hours, and for such additional hours as are necessary to perform his duties or required by the Company.

4.2	Acknowledgements

The Executive acknowledges and agrees that:

(a)	he will be required to travel extensively, both domestically and overseas, to perform his duties;

(b)	he may be required to work on public holidays; and

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(c)	working additional hours, including while travelling and on public holidays, is part of his role and that this has been taken into account in setting the Remuneration Package.

5.	Remuneration

5.1	Remuneration Package

(a)

In consideration of the Executive performing his duties under this agreement, the Company will provide the Executive a Remuneration Package comprising the salary and other benefits specified in Item 3 of Schedule 1.

(b)	The Executive acknowledges and agrees that the Remuneration Package is subject to the deduction, or withholding of any amounts on account of, any applicable taxes.

5.2	Payment

The Executive’s salary will be paid by equal monthly installments in arrears by electronic funds transfer.

5.3	Superannuation

The Executive’s salary includes the minimum level of superannuation contributions which the Company must make for the Executive so as not to be liable to pay a charge under the SGA Act and the SGC Act. The Company will make such contributions into the superannuation fund the Executive chooses from time to time in accordance with the SGA Act. If the Executive does not choose such a fund, the Company will make such contributions into its default superannuation fund from time to time.

5.4	Review

The Company will review the Remuneration Package on an annual basis.

5.5	Director’s remuneration

The Remuneration Package is paid in respect of all services provided by the Executive to the Company under this agreement, including services in connection with holding office as a director of any Group Company. No separate amount is payable by the Company to the Executive in respect of his services as a director of any Group Company.

5.6	Reimbursement of expenses

The Company will pay for or reimburse the Executive for out-of-pocket expenses properly incurred by the Executive in connection with the performance of his duties under this agreement, subject to the Executive providing the Company with appropriate receipts and invoices substantiating each expense in accordance with the Group’s policies and procedures.

7.

5.7	Deductions

To the extent permitted by law, the Executive irrevocably authorises the Company to deduct from the Remuneration Package any amounts which the Executive owes on any account to the Company.

6.	Leave Entitlements

6.1	Annual Leave

(a)	The Executive is entitled to 20 days paid annual leave per year of service in accordance with applicable law.

(b)	There is no entitlement to leave loading in respect to annual leave.

(c)	The Company may direct the Executive to take annual leave on one month’s notice.

6.2	Personal/Carer’s Leave

(a)	The Executive is entitled to sick leave, carer’s leave and/or compassionate leave in accordance with applicable law.

(b)	No payment in lieu of sick leave, carer’s leave or compassionate leave will be made, either on termination or otherwise.

6.3	Parental Leave

The Executive is entitled to parental leave in accordance with applicable law.

6.4	Long Service Leave

The Executive will be entitled to long service leave in accordance with applicable law.

7.	Medical examination

The Board may require the Executive to be examined by a medical practitioner nominated by the Company, who will provide a report to the Company.

8.	Privacy

The Executive consents to each Group Company collecting, using and disclosing personal and sensitive information (as those terms are defined in the Privacy Act 1998 (Cth)) concerning the Executive for any purpose relating to his employment by the Company.

8.

9.	Conflicts of Interest

9.1	Disclosure of interests

The Executive must declare to the Company the nature of any interests that the Executive may have directly or indirectly which might or might reasonably be expected to then conflict with the Executive’s duties to the Company.

9.2	Exchange traded stock

The obligations imposed by this clause 9 do not prevent the Executive holding shares in any company listed on any recognised stock exchange.

10.	Confidential Information

10.1	Access

The Executive acknowledges that, having regard to the Position, he will have access to Confidential Information and that disclosure of any Confidential Information could materially harm the Group.

10.2	Not to divulge

The Executive must keep confidential all Confidential Information and must not, either during or after termination of the Executive’s employment with the Company, disclose to any person or use any Confidential Information except:

(a)	to the extent reasonably required in the performance of the Executive’s duties under this agreement; or

(b)	as required by law.

10.3	Notification

The Executive must immediately notify the Company of any suspected or actual unauthorised use, copying or disclosure of Confidential Information.

10.4	Limitation of disclosure

Before the Executive discloses any Confidential Information under any law the Executive must provide the Company with:

(a)	sufficient notice of the disclosure to be made; and

(b)	all assistance and co-operation which the Company considers necessary in regard to such disclosure.

9.

10.5	Survival

This clause 10 survives termination of this agreement.

11.	Intellectual Property

11.1	Assignment of Intellectual Property Rights

The Executive assigns to the Company all existing and future right, title and interests in and to all Intellectual Property Rights.

11.2	Assistance

The Executive must do all things reasonably requested by the Company to enable the Company to exploit and further assure the rights assigned, and consents given, under clause 11.1.

11.3	Moral Rights

The Executive:

(a)	to the extent permitted by law, irrevocably waives any Moral Rights he has in respect of all Intellectual Property Rights; and

(b)

voluntarily and unconditionally consents to any acts or omissions by the Company, or other persons authorised by the Company, which would otherwise infringe the Moral Rights he has in respect of any Intellectual Property Rights.

11.4	Survival

This clause 11 survives termination of this agreement.

12.	Restraint

12.1	Clause 12 definitions

In this clause 12 (and any other provision of this agreement which relates to this clause 12 or its subject matter), unless the context otherwise requires:

(a)

Engage in means to participate, assist or otherwise be directly or indirectly involved in, including as a member, shareholder, unitholder, director, consultant, adviser, contractor, principal, agent, manager, employee, beneficiary, partner, associate, trustee or financier;

(b)	Restraint Area means:

(i)	anywhere in the world, or if such area is determined to be invalid or unenforceable by a court of competent jurisdiction;

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(ii)	Australia and USA, or if such area if determined to be invalid or unenforceable by a court of competent jurisdiction;

(iii)	Australia, or if such area if determined to be invalid or unenforceable by a court of competent jurisdiction;

(iv)	New South Wales; Queensland and Victoria, or if such area if determined to be invalid or unenforceable by a court of competent jurisdiction; and

(v)	New South Wales.

(c)	Restrained Business means a business or operation substantially the same or similar to, or competitive with, the Business.

(d)	Restraint Period means the period commencing on the date of termination of the Executive’s employment and continuing for a period of:

(i)	12 months, or if such period is determined to be invalid or unenforceable by a court of competent jurisdiction;

(ii)	6 months, or if such period is determined to be invalid or unenforceable by a court of competent jurisdiction; and

(iii)	3 months.

12.2	Restraint obligations

During the term of this agreement, and for the Restraint Period, the Executive must not, either directly, indirectly or as a result of contact by any other party, in the Restraint Area, without the prior written consent of the Company (which it may withhold in its absolute discretion):

(a)	Engage in a Restrained Business;

(b)	take any action to prepare to Engage in a Restrained Business;

(c)

be concerned or interested (directly or indirectly, or through any interposed body corporate, trust, principal, agent, shareholder, beneficiary, or as an independent contractor or in any other capacity) in a Restrained Business;

(d)

solicit, canvas or secure the custom of any person who is, or was a customer, identified prospective customer, supplier, distributor or licensee of any Group Company with whom the Executive dealt at any time during the last 12 months of the Executive’s employment with the Company for the purpose of transacting business relating to the Restrained Business;

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(e)

accept any instructions to perform any work relating to the Restrained Business for any person who is, or was a customer, identified prospective customer, supplier, distributor or licensee of any Group Company; or

(f)	induce or attempt to induce an employee of any Group Company to terminate his or his employment with the Group Company.

12.3	Independence of restraints

Each of the restraint obligations imposed by this clause 12 (which results from the combinations of Restrained Business and Restraint Areas) is a separate and independent obligation from the other restraint obligations imposed (although they are cumulative in effect).

12.4	Reasonableness of restraint

The Executive acknowledges and agrees that each of the restraint obligations imposed by this clause 12 is reasonable in its extent (as to all of duration, geographical area and restrained conduct) having regard to the interests of each party to this agreement and extends no further (in any respect) than is reasonably necessary and is solely to protect the Company’s legitimate interests.

12.5	Legal advice

Each party acknowledges that in relation to this clause 12 it has received legal advice or has had the opportunity of obtaining legal advice.

12.6	Notification to prospective employer

The Executive will notify any prospective employer of the terms of the restrictions undertaken by him in this agreement.

12.7	Injunction

Each party to this agreement acknowledges that monetary damages alone would not be adequate compensation to the Company for a breach of clause 12 and that the Company is entitled to seek an injunction or other equitable relief from a Court of competent jurisdiction if the Executive fails to comply or threatens to fail to comply with clause 12 or the Company has reason to believe the Executive will not comply with clause 12.

12.8	Survival

This clause 12 survives termination of this agreement.

13.	Termination

13.1	Termination on notice

(a)	Subject to clause 13.2, the Executive’s employment may be terminated:

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(i)	by the Executive, at any time, giving to the Company six month’s notice in writing; or

(ii)	by the Company:

(A)	on or after the Fixed Termination Date, giving to the Executive six month’s notice in writing for any reason;

(B)	at any time, if the Executive is subject to Poor Performance, by providing the minimum period of statutory notice of termination under the FW Act; or

(C)

electing, in its absolute discretion, to make a payment to the Executive equal to the Executive’s salary in lieu of any period of notice, or the unexpired part of any period of notice, to be given under clauses 13.1(a)(ii)(A) or 13.1(a)(ii)(B).

(b)	If the Company does elect to make a payment to the Executive under clause 13.1(a)(ii)(C), then the Executive’s employment terminates on the date the Company notifies the Executive of the election.

13.2	Summary dismissal

The Executive’s employment may be summarily terminated by the Company at any time without notice and without payment of any compensation in lieu of notice if the Executive:

(a)	is guilty of serious misconduct, fraud, dishonesty, wilful breach of duty, or of a serious or persistent breach of the Executive’s employment obligations;

(b)	breaches any material provision of this agreement, including clauses 3.1, 3.2 or 10;

(c)	is found guilty by a court of a serious criminal office which in the reasonable opinion of the Company might injure the reputation of the Group;

(d)

is unable to perform the inherent requirements of his position for a period of six months or longer (other than by reason of partial or total and permanent disability, as supported by independent medical opinion or for any other justifiable cause outside the Executive’s control); or

(e)	becomes bankrupt or enters into a composition or arrangement with his creditors.

13.3	Gardening leave

During the notice period provided for by clause 13.1, or while the Company is investigating any matter which the Company believes could lead to the Company

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exercising its rights under clause 13.2 or taking other disciplinary action, the Company may require the Executive:

(a)	not to enter or access any Group Company’s premises;

(b)	to perform duties which are different from those which the Executive was required to perform during his employment with the Company;

(c)	not to contact or have any communications with any customer, client, employee or officer of the Group; or

(d)	to do any combination of the above things.

13.4	Resignation as a director

If, on termination of this agreement, the Executive is a director of any Group Company the Executive must immediately resign as a director of that Group Company.

13.5	Return of Company property

(a)

If the Executive’s employment is terminated for any reason, the Executive must immediately return to the Company any property of any Group Company, including all documents, software, computers, credit cards, keys, mobile telephones, security passes and vehicles.

(b)	The Executive is not entitled to retain a copy of a document referred to in clause 13.5(a).

13.6	Accrued rights

Termination under this clause 13 does not affect any accrued rights or remedies of either party.

13.7	Limitation of payments and benefits

(a)

If the payments and benefits otherwise payable or due to the Executive as a result of the termination of the Executive’s employment or this agreement would exceed the maximum amount or value which the Company is permitted, without shareholder approval, to pay or provide to the Executive (in the circumstances at that time) under the Corporations Act (Maximum Amount), then, notwithstanding any other provisions of this agreement, the payments or benefits payable or due to the Executive as a result of the termination of the Executive’s employment or this agreement will be reduced as determined by the Company so that the amount of the payments or value of the benefits, having regard to the payments and the value of the benefits (if any) already made or provided or payable or to be provided in connection with the Executive’s retirement from board or managerial office (as that term is defined in the Corporations Act) in any Group Company does not exceed the Maximum Amount.

14.

(b)

Without limiting clause 13.7(a), no payment will be made to, or benefit conferred on, the Executive under this agreement to the extent such payment would cause any Group Company to breach the ASX Listing Rules, the Corporations Act or any applicable law.

14.	Notices

14.1	Service and notices

A notice, demand, consent, approval or communication under this agreement (Notice) must be:

(a)	in writing, in English and signed by a person duly authorised by the sender; and

(b)

hand delivered or sent by prepaid post or facsimile to the recipient’s address for Notices specified in the Parties section of this agreement, as varied by any Notice given by the recipient to the sender.

14.2	Effective on receipt

A Notice given in accordance with clause 13.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

(a)	if hand delivered, on delivery;

(b)	if sent by prepaid post, on the second Business Day after the date of posting;

(c)	if sent by facsimile, when the sender’s facsimile system generates a message confirming successful transmission of the entire Notice,

but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

15.	General

15.1	Entire agreement

This agreement constitutes the entire agreement between the parties in relation to its subject matter. All prior discussions, undertakings, agreements, representations, warranties and indemnities in relation to that subject matter are replaced by this agreement and have no further effect.

15.2	Amendment

This agreement may not be amended or varied unless the amendment or variation is in writing signed by all parties.

15.

15.3	Costs

Each party must pay its own costs and expenses in relation to the negotiation, preparation and execution of this agreement.

15.4	Severability

Part or all of any provision of this agreement that is illegal or unenforceable will be severed from this agreement and will not affect the continued operation of the remaining provisions of this agreement.

15.5	Waiver

Waiver of any power or right under this agreement must be in writing signed by the party entitled to the benefit of that power or right and is effective only to the extent set out in that written waiver.

15.6	Governing law and jurisdiction

This agreement will be governed by and construed in accordance with the laws in force in the State of New South Wales and each party submits to the non-exclusive jurisdiction of the courts of that State.

16.

Schedule 1

Remuneration

Item 1: Commencement Date	1 January 2011

Item 2: Position	CEO

Item 3: Salary and other benefits	A total remuneration package of $315,000 per annum, inclusive of superannuation. The employer superannuation contributions will be $22,000 to 30 June 2011, and $25,000 per annum thereafter.

Item 4: Fixed Termination Date	31 December 2012

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Schedule 2

Duties

The Executive must devote such of the Executive’s time, attention and skill to the Company during the Term as required for the proper performance of the following duties:

•	provide support, mentoring and guidance to the Company’s senior employees’;

•	prepare and settle agendas for all Board meetings;

•	assist with regulatory;

•	operate the Business in accordance with the objectives of the Company;

•	protect and enhance the goodwill and reputation of the Company and the Business;

•	monitor and direct the Company’s day to day activities and overall operations to promote and extend the performance of the Business and the Company;

•	conduct meetings and negotiate terms with companies and individuals with whom the Company will enter into agreements;

•	prepare the business plan and budget;

•	conduct the Business in compliance with the approved budget and approved business Plan;

•	obtain approval from the Board for any expenditure outside of the budget;

•	engage contractors, sales people, technicians and other personnel required for the expansion of the Business and have overall control of the Business;

•	leadership and development of the Company’s staff in order to meet operating needs in the immediate and longer term;

•	manage the provision of legal, tax and accounting services to the Business and the Company;

•	protect the Intellectual Property Rights of the Company;

•	supervise and manage the Company’s business in accordance with Board approved business plans and budgets;

•	oversee projects;

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•	procure the provision of monthly progress, financial and cashflow reports to the Company; and other information as reasonably requested by the Board from time to time; and

•	keep accurate and complete records of all matters relating to the Company and the Business and retaining such records, as well as all receipts and vouchers, for inspection by the Company if requested.

19.

EXECUTED as an agreement EXECUTED by PRIMA BIOMED	)
LIMITED CAN 009 237 889 in	)
accordance with section 127 of the	)
Corporations Act 2001	)
)

/s/ Lucinda Turnbull		/s/ Albert Wong
Signature of Director		Signature of Director

Lucinda Turnbull		Albert Wong
Name of Director		Name of Director

SIGNED by MARTIN FREDERICK	)
ROGERS in the presence of:	)
)
)
)

/s/ Albert Wong		/s/ Martin Frederick Rogers
Signature of Witness		Martin Frederick Rogers

Albert Wong
Name of Witness